UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Dr Pepper Snapple Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Keurig Dr Pepper Frequently Asked Questions

Updated June 7, 2018

For Dr Pepper Snapple Employees

Do Dr Pepper Snapple or Keurig have an employee store, health wellness, or daycare facility for employees? Is it likely as a result of the merger?

DPS and Keurig both have online stores where employees can purchase branded merchandise, and we expect these will be consolidated, updated and improved over time as a result of the merger. At this time we do not have any daycare facilities on site, but our Employee Assistance Programs can help employees find available resources. Both companies have extensive employee wellness programs, and through the integration process, we will work to design benefit programs that support employees’ health and wellness efforts.

How do you plan to ensure field operations have a consistent culture with the corporate offices?

We have a dedicated integration team focused on building a “ONE TEAM” culture, with a plan to ensure our KDP culture reaches and inspires all locations and employees.

How do you plan to ensure new branding will make it to field operations?

We expect that operations where Dr Pepper Snapple Group branding exists currently to be updated over time to reflect the new corporate branding of Keurig Dr Pepper.  We will take inventory of our locations and types of signs needing replacement, which will take some time and require some capital planning.

For the hundreds of employees that do not have a DPS phone or access to the KDP Merger App, how will we know when new information is posted on SplashNet?

We provide managers and supervisors with detailed information via manager toolkits, as well as via News Splash, the KDP merger page on SplashNet and direct email updates. Managers are accountable to share information with members of their team without access to our digital channels, whether it relates to the merger or any other topic of importance to the business and our employees.

I heard that we do not need to complete the health screening this year due to the merger.  Is that true?

No. As in years past, you must complete your screening by Aug. 31 — and return any necessary forms — to avoid paying more for your 2019 medical coverage.

Additional Information:

This communication is being made in respect of the proposed transaction involving Maple Parent Holdings Corp. and Dr Pepper Snapple Group, Inc. The proposed transaction will be submitted to the stockholders of Dr Pepper Snapple Group, Inc. for their consideration. In connection therewith, Dr Pepper Snapple Group, Inc. filed a definitive proxy statement on May 29, 2018 with the SEC, and may file further relevant materials with the SEC. The definitive proxy statement has been mailed to the stockholders of Dr Pepper Snapple Group, Inc.  BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the proxy statement, any amendments or supplements thereto and other documents containing important information about Dr Pepper Snapple Group, Inc. through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Dr Pepper Snapple Group, Inc. are available free of charge on Dr Pepper Snapple Group, Inc.’s website at https://www.drpeppersnapplegroup.com/ under the heading “SEC Filings and Proxy Statements” within the “Investors” portion of Dr Pepper Snapple Group, Inc.’s website. Stockholders of Dr Pepper Snapple Group, Inc. may also obtain a free copy of the definitive proxy statement by contacting Dr Pepper Snapple Group, Inc.’s Investor Relations Department at (972) 673-7000.

Maple Parent Holdings Corp., Bob Gamgort (Director and Chief Executive Officer of Maple Parent Holdings Corp.), Ozan Dokmecioglu (Chief Financial Officer of Maple Parent Holdings Corp.), and Bart Becht (a Director of Maple Parent Holdings Corp.) may be deemed to be “participants” under SEC rules in any solicitation of Dr Pepper Snapple Group, Inc. stockholders in respect of a Maple Parent Holdings Corp. proposal for a transaction with Dr Pepper Snapple Group, Inc. Neither Maple Parent Holdings Corp. nor any of the individuals listed above has a direct or indirect interest, by security holdings or otherwise, in Dr Pepper Snapple Group, Inc. or the matters to be acted upon in connection with a potential transaction involving Maple Parent Holdings Corp. and Dr Pepper Snapple Group, Inc., except as is set forth in the definitive proxy statement regarding the proposed transaction.

Any information concerning JAB Holding Company contained in this document has been taken from, or is based upon, publicly available information. Although we do not have any information that would indicate that the information contained in this document that has been taken from such documents is inaccurate or incomplete, we do not take any responsibility for the accuracy or completeness of such information.